Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL OUTLOOK

STAMFORD, CT. December 6, 2007 – Hexcel Corporation (NYSE: HXL), today discussed its guidance for 2008 and outlook for the future.

Chief Executive Officer Comments

Mr. David Berges summarizing Hexcel’s prospects commented, “For 2008 we see the continuation of growth in all of our core markets and an increasing significance of Airbus A380 and Boeing 787 sales. We expect our fifth year in a row of double digit sales growth led by commercial aerospace and wind energy markets. Global demand is lifting build rates for aircraft and wind turbines and we believe that this trend will continue for the foreseeable future. In addition, the ramp-ups for the Airbus A380 and Boeing 787 programs accelerate the secular penetration story for composites in commercial aerospace.”

“We expect that we will achieve our margin targets for 2007 and the sales growth will lead to an increased rate of operating margin and earnings expansion in 2008. Our expectations are for an improvement of about 100 basis points in operating margin in 2008 despite continued cost pressures from high oil costs and unfavorable foreign exchange rates.”

“Our 2007 sale of non-core reinforcements businesses both improved our prospects for consistent growth and helped put our balance sheet in the best shape it has been in for years. Entering 2008, we expect debt to be less than two times EBITDA and we expect our capital investment program to be funded from operations.”

Revenue

•                  Commercial Aerospace. With continued increases in aircraft production and the contribution of A380 and B787 ramp up, total 2008 commercial aerospace revenues are projected to grow in the range of 12% - 15% as compared to 2007. At currently projected build rates, the A380 and B787 programs could contribute over $200 million more in revenues to Hexcel in 2010 than 2007. Combined with industry projections of other aircraft build increases, the three year revenue trend for Airbus and Boeing programs could result in average revenue growth in the high-teens for the three year period.

•                  Space & Defense. We expect our Space & Defense revenues to maintain their long term growth trend of 8%-10% per year. A key driver near term will be continued strong growth in rotor craft, particularly the ramp-up of the V-22 Osprey. It is hoped that sales to the new A400M transport will offset the possible decline of the C-17 program. Longer term, the F-35 Joint Strike Fighter program will be a key growth contributor.

•                  Industrial. Led by the continued strong growth in wind energy revenues, industrial sales growth should return to the mid-teens. After a year of portfolio pruning in “other industrial” and a weak year of recreational sales, non-wind related sales will show some modest improvement. Longer term, we expect continued growth of wind energy as well as the addition of over $40 million per year in new material sales for the American Centrifuge Program and other new industrial opportunities by 2010.

•                  Consolidated Revenues. In total we anticipate 2008 consolidated revenues to grow in a range of 10%-15% year-on-year, assuming the average Euro and British pound exchange rates in 2008 are comparable to 2007. Based on our current mix of sales, while a weaker US dollar would inflate revenues, operating income would not increase, and as a result, margin percentages would compress.

Operating Margin

•                  We should see continued improvement in operating margin percentage through leverage on incremental sales, productivity gains, cost reductions, increased pricing and carbon fiber expansion. These improvements will be partially offset by the continuing cost pressures from the collateral impact of oil costs and the weak dollar. In 2008, our target operating margin is 12-12.5% of sales, which will be an improvement of about 100 basis points from 2007 levels (excluding business consolidation and restructuring expenses). However, we expect first quarter operating margin to be slightly lower than the 2008 average due to the start-up activities at our new manufacturing facilities and the usual timing associated with our stock compensation expense. Included within our 2008 operating margin assumptions is an $8-$10 million increase in depreciation expense from 2007 levels.

Diluted EPS

•                  We expect 2008 earnings per share to be in the range of $0.90 to $0.95, excluding any possible impact from non-recurring items. For example, the previously disclosed settlement expense for the termination of the US defined pension plan (about $0.08 per share), will primarily be recorded in the fourth quarter of 2007, but we expect about $0.02 of this charge to occur in early 2008. This EPS estimate is based upon an implied tax rate of 38% for the year and an estimated diluted share count of 97.5-98.5 million. Hexcel’s effective tax rate is sensitive to the mix of taxable income from its U.S. and European operations and the volatility inherent in FIN 48.

Cash Flows

•                  Capital expenditures are expected to be approximately $150 million as the company moves ahead with its previously announced expansion of carbon fiber production capacity. Cash flows from operations are expected to be sufficient to cover the capital spending plans. New program wins will determine future capital spending levels, but we currently expect $120-$150 million per year to be a pace that would support most growth scenarios for a number of years.

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

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Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in the market segments the Company serves (including increases in production of commercial aircraft, whether increased penetration of composites in aerospace will continue and the extent to which the Company will benefit from such increase, the growth in revenues from space & defense, wind energy and other industrial applications); the 2008 outlook for sales growth; depreciation expense; the estimated effective tax rate; the weighted average number of diluted shares outstanding; capital expenditures; the Company’s expectations for percentage operating margin; the Company’s ability to improve operating margin despite increases in oil related costs and weakness in the US dollar, which may be constrained by an inability to increase prices or offset rising costs. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company’s filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.

Contact Information
Investors:	Media:
Wayne Pensky	Michael Bacal
(203) 969-0666 ext. 439	(203) 969-0666 ext. 426
wayne.pensky@hexcel.com	michael.bacal@hexcel.com